(d)(25)

November 15, 2012

ING Mutual Funds
7337 East Doubletree Ranch Road

Suite 100
Scottsdale, AZ  85258-2034

Re:                             Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, ING Investments, LLC (“ING Investments”), the Adviser to ING Emerging Markets Equity Dividend Fund (formerly, ING Greater China Fund, the “Fund”), agrees that ING Investments shall, from November 15, 2012 through March 1, 2013, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Fund shall be as follows:

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund	Class A	Class B	Class C	Class I	Class O	Class W
ING Emerging Markets Equity Dividend Fund (formerly, ING Greater China Fund)	1.70%	2.45%	2.45%	1.45%	1.70%	1.45%

ING Investments acknowledges that any fees waived or expenses reimbursed during the term of this Agreement shall not be eligible for recoupment at any time in the future.

This Agreement replaces the previous Agreement for the Fund dated March 1, 2012.

Sincerely,

/s/: Todd Modic
Todd Modic
Senior Vice President

7337 East Doubletree Ranch Road
Suite 100	Tel: 480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax:480.477.2700
www.ingfunds.com